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                                                                    EXHIBIT 4.1

                      CERTIFICATE OF RIGHTS AND PREFERENCES
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                             NEWPARK RESOURCES, INC.


         Pursuant to Section 151(g) of the Delaware General Corporation Law, NEWPARK RESOURCES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Company on May 26, 2000, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, which authorizes the issuance of up to 1,000,000 shares of preferred stock, $0.01 par value.

         RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company and pursuant to the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of preferred stock, herein designated and authorized as the Series B Convertible Preferred Stock, $0.01 par value per share, which shall consist of 120,000 of the 1,000,000 shares of preferred stock which the Company now has authority to issue, and the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof as follows:

         1. Number. The number of shares constituting the Series B Convertible Preferred Stock (the "Series B Preferred Stock") shall be 120,000.

         2. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

         "Acquiring Person" means, in connection with any Business Combination, the continuing or surviving corporation of a consolidation or merger with the Company (if other than the Company), the transferee of substantially all of the properties or assets of the Company, the corporation consolidating with or merging into the Company in a consolidation or merger in connection with which the Common Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, or, in the case of a capital reorganization or reclassification, the Company.

         "Acquisition Price" means (i) the Market Price of the Common Stock on the date immediately preceding the date on which a Business Combination is consummated, or (ii) if a purchase, tender or exchange offer is made by the Acquiring Person (or by any of its affiliates) to the holders of the Common Stock and such offer is accepted by the holders of more than 50% of the outstanding shares of Common Stock, the greater of (x) the price determined in accordance with the provisions of the foregoing clause (i) of this sentence and
(y) the Market Price on the date immediately preceding the acceptance of such offer by the holders of more than 50% of the outstanding shares of Common Stock.

         "Board" means the Board of Directors of the Company.


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         "Business Combination" is defined in Section 6(F)(i).

         "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York, New York, or New Orleans, Louisiana generally are authorized or required by law or other governmental actions to close.

         "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

         "Certificate" means the Certificate of Incorporation of the Company, as amended.

         "Certificate of Rights and Preferences" means this Certificate of Rights and Preferences of the Series B Preferred Stock.

         "Common Stock" means the Company's common stock, par value $.01 per share, and any Capital Stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to a Business Combination to which the Company is a party.

         "Common Stock Equivalents" means (without duplication with any other Common Stock or common stock, as the case may be, or Common Stock Equivalents) rights, warrants, options, convertible securities or exchangeable securities, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock, or common stock, as the case may be, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

         "Company" means Newpark Resources, Inc. a Delaware corporation.

         "Conversion Price" means, on any date, the average of the daily Market Prices of the Common Stock for the period of forty Trading Days ending and excluding five Trading Days before and excluding that date, but no greater than the lowest of the following: (i) $10.075; (ii) the average of the daily Market Prices of the Common Stock for the first three Trading Days of that forty day period; and (iii) the average of the daily Market Prices of the Common Stock for the last three Trading Days of that forty day period. The foregoing notwithstanding, if the Company shall combine, subdivide or reclassify its Common Stock, or shall declare any dividend payable in shares of its Common Stock, or shall take any other action of a similar nature affecting such shares, the Conversion Price shall be adjusted to the extent appropriate to reflect such event, including appropriate adjustments to account for any such event that occurs during any of the measurement periods set forth in the previous sentence.

         "Conversion Rate" means the Stated Value of one share of Series B Preferred Stock plus accrued and unpaid dividends divided by the Conversion Price.


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         "Dividend Payment Date" is defined in Section 3(A).

         "Dividend Period" is defined in Section 3(A).

         "Dividend Rate" means a rate equal to 4.5% per annum times the Stated Value, payable quarterly commencing August 31, 2000.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fletcher" means Fletcher International Limited, a company organized under the laws of the Cayman Islands, together with its successors.

         "Holder" means a holder of record of the Series B Preferred Stock.

         "Indenture" means the Indenture dated as of December 17, 1997, among the Company, the "Guarantors," as defined in the Indenture, and State Street Bank and Trust Company, a Massachusetts banking and trust company, as Trustee, with respect to the Company's 8 5/8% Senior Subordinated Notes due 2007.

         "Investment Banking Firm" shall mean a nationally recognized investment banking firm.

         "Issue Date" means with respect to any shares of Series B Preferred Stock the original date of issuance of such shares of Series B Preferred Stock.

         "Junior Securities" means Capital Stock that, with respect to dividends and distributions upon Liquidation, ranks junior to the Series B Preferred Stock, including but not limited to Common Stock and any other class or series of Capital Stock issued by the Company or any Subsidiary of the Company on or after the Issue Date (other than the Series B Preferred Stock and any Parity Securities and Senior Securities issued with the approval of the Holders of a Majority of the Series B Preferred Stock).

         "Liquidation" means the voluntary or involuntary liquidation, dissolution or winding up of the Company; provided, however, that a consolidation, merger or share exchange shall not be deemed a Liquidation, nor shall a sale, assignment, conveyance, transfer, lease or other disposition by the Company of all or substantially all of its assets, which does not involve a distribution by the Company of cash or other property to the holders of Common Stock, be deemed to be a Liquidation.

         "Liquidation Preference" is defined in Section 4.

         "Main Agreement" means the Agreement dated as of May 30, 2000, among the Company and Fletcher pursuant to which 120,000 shares of Series B Preferred Stock and certain other securities are to be issued by the Company, including all schedules and exhibits thereto.

         "Majority of the Series B Preferred Stock" means more than 50% of the then outstanding shares of Series B Preferred Stock.


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         "Market Price" means, on any date, the amount per share of the Common
Stock (or, for purposes of determining the Market Price of the common stock of an Acquiring Person or its Parent under Section 6(E), the common stock of such Acquiring Person or such Parent), equal to (i) the daily volume-weighted average price on the NYSE (as defined in the Main Agreement) or, if no such sale takes place on such date, the average of the closing bid and asked prices on the NYSE thereof on such date, in each case as reported by Bloomberg, L.P. (or by such other Person as the Holder and the Issuer may agree), or (ii) if such Common Stock is not then listed or admitted to trading on the NYSE, the higher of (x) the book value thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Issuer as of the last day of any month ending within 60 days preceding the date as of which the determination is to be made or (y) the fair value thereof determined in good faith by the Board of Directors of the Issuer as of a date which is within 18 days of the date as of which the determination is to be made.

         "NYSE" shall have the meaning set forth in the Main Agreement.

         "Other Securities" means any stock (other than Common Stock) and other securities of the Company or any other Person (corporate or otherwise) which the Holders of the Series B Preferred Stock at any time shall be entitled to receive, or shall have received, upon conversion of the Series B Preferred Stock in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

         "Parent" means, as to any Acquiring Person any corporation which (i) controls the Acquiring Person directly or indirectly through one or more intermediaries, (ii) is required to include the Acquiring Person in the consolidated financial statements contained in such Parent's Annual Report on Form 10-K (if the Parent is required to file such a report) and (iii) is not itself included in the consolidated financial statements of any other Person (other than its consolidated subsidiaries).

         "Parity Securities" means any class or series of Capital Stock that, with respect to dividends or distributions upon Liquidation, is pari passu with the Series B Preferred Stock.

         "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

         "Record Date" is defined in Section 3(A).

         "Registered Common Stock" means Common Stock that has been registered under the Securities Act and is freely tradable.

         "Securities Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

         "Senior Securities" means the Series A Preferred Stock and any other class or series of Capital Stock that, with respect to dividends or distributions upon Liquidation, ranks senior to the Series B Preferred Stock.


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         "Series A Preferred Stock" means the Series A Cumulative Perpetual
Preferred Stock of the Company the powers, designations, preferences and relative, participating, optional and other special rights of which are specified in a Certificate of Designation filed in the office of the Secretary of State of Delaware on April 14, 1999.

         "Series B Preferred Stock" means the Series B Convertible Preferred Stock of the Company or successor as contemplated by Section 6(E)(ii) as well as any series of preferred stock of the Company issued under Section 6(c)(y) of the Main Agreement.

         "Stated Value" is an amount equal to $250.00 per share of Series B Preferred Stock.

         "Subsidiary" of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a least a majority ownership interest.

         "Trading Day" means any day on which the Common Stock is quoted on the NYSE.

         "Warrant" means the warrant issued and sold pursuant to the Main Agreement.

         "Warrant Shares" means shares of Common Stock acquired upon exercise of the Warrant.

         The foregoing definitions will be equally applicable to both the singular and plural forms of the defined terms.

         3. Dividends and Distributions.

                  (A) The Holders shall be entitled to receive out of the assets of the Company legally available for that purpose, dividends at the Dividend Rate, and no more, to be paid in accordance with the terms of this Section 3. Such dividends shall be fully cumulative from the Issue Date, shall accumulate regardless of whether the Company earns a profit and shall be payable in arrears, when and as declared by the Board, on February 28, May 31, August 31 and November 30 of each year (each such date being herein referred to as a "Dividend Payment Date"), commencing on August 31, 2000. The period from the Issue Date to August 31, 2000, and each quarterly period between consecutive Dividend Payment Dates shall hereinafter be referred to as a "Dividend Period." The dividend for any Dividend Period for any share of Series B Preferred Stock that is not outstanding on every day of the Dividend Period shall be prorated based on the number of days such share was outstanding during the period. Each such dividend shall be paid to the holders of record of the Series B Preferred Stock as their names appear on the share register of the Company on the corresponding Record Date. As used above, the term "Record Date" means, with respect to the dividend payable on February 28, May 31, August 31 and November 30, respectively, of each year, the preceding February 15, May 15, August 15 and November 15, or such other record date designated by the Board with respect to the dividend payable on such respective


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         Dividend Payment Date not exceeding 30 days preceding such Dividend
         Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to Holders of record on a date designated by the Board, not exceeding 30 days preceding the payment date thereof, as may be fixed by the Board. For purposes of determining the amount of dividends accrued (i) as of the first Dividend Payment Date and as of any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the Dividend Rate for the actual number of days elapsed from and including the Issue Date (in case of the first Dividend Payment Date and any date prior to the first Dividend Payment
         Date) or the last preceding Dividend Payment Date (in case of any other date) to the date as of which such determination is to be made, based on a 360-day year of twelve 30-day months and (ii) as of any Dividend Payment Date after the first Dividend Payment Date, such amount shall be calculated on the basis of such Dividend Rate based on a 360-day year of twelve 30-day months.

                  (B) Dividends payable on the Series B Preferred Stock may be paid, at the option of the Company, either in cash or by the issuance of Registered Common Stock, provided, however, that the Company's right to pay dividends on any Dividend Payment Date by the issuance of Registered Common Stock shall continue only so long as at least one of the following conditions exists: (x) the payment in cash of the dividend payable on such Dividend Payment Date would violate the terms of the Indenture; or (y) the Company shall have obtained the Required Consent (as defined in the Main Agreement); or (z) the number of shares of Common Stock issued and issuable under the Main Agreement (including one year of dividends from such Dividend Payment Date, assuming that all such dividends will be paid in shares of Common Stock as they accrue) and all previously issued shares of Common Stock and all unconverted shares of Series B Preferred Stock and any unexercised rights under the Warrant on an as-converted and as-exercised basis as of that date) does not exceed 17.5% of the Original Number (as defined in the Main Agreement), or, if such number of shares exceeds 17.5% of the Original Number and does not exceed 19.99% of the Original Number, the Company has notified its stockholders of a stockholder's meeting for the purpose of voting on a Required Consent in accordance with the Main Agreement and has used and is using its best efforts to obtain the Required Consent. Subject to the foregoing, payments on any Dividend Payment Date shall be made in Registered Common Stock unless the Company notifies the Holders in writing of its intention to pay cash on or before (but no more than fifteen days before) the immediately preceding Dividend Payment Date. The number of shares of Registered Common Stock to be issued shall be determined by dividing the cash amount of the dividend otherwise payable by the average of the daily Market Prices of the Common Stock for the five Trading Days ending on and including the third Trading Day before the designated payment date of such dividend; provided, however, if the Company shall combine, subdivide or reclassify its Common Stock, or shall declare any dividend payable in shares of its Common Stock, or shall take any other action of a similar nature affecting such shares, the number of shares of Registered Common Stock to be issued shall be adjusted to the extent appropriate to reflect such event, including appropriate adjustments to account for any such event that occurs during the period of five Trading Days set forth in the previous sentence. The number of shares of Registered


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         Common Stock to be issued as a dividend shall be rounded to the nearest whole share after aggregating all shares of Series B Preferred Stock owned by a Holder.

                  (C) If, on any Dividend Payment Date, the Company fails to pay dividends, then until the dividends that were scheduled to be paid on such date are paid, such dividends shall cumulate and shall accrue additional dividends to and including the date of payment thereof at the Dividend Rate then in effect, compounded quarterly on each subsequent Dividend Payment Date. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day-to-day basis and shall be computed on the basis of a 360-day year of twelve 30-day months.

                  (D) So long as any shares of the Series B Preferred Stock shall be outstanding, (i) the Company shall not and shall not allow its Subsidiaries to declare or pay any dividend whatsoever, whether in cash, property or otherwise, set aside any cash or property for the payment of dividends, or make any other distribution on any Junior Securities (except a dividend or distribution payable in shares of Common Stock), (ii) the Company shall not and shall not allow its Subsidiaries to declare or pay any dividend whatsoever, whether in cash, property or otherwise, set aside any cash or property for the payment of dividends, or make any other distribution on any Parity Securities (except a dividend or distribution payable in shares of Common Stock), except for dividends paid to the Company or any of its wholly-owned Subsidiaries and (iii) the Company shall not and shall not allow its Subsidiaries to repurchase, redeem or otherwise acquire for value or set aside any cash or property for the repurchase or redemption of any Junior Securities or Parity Securities other than as the Company may be contractually obligated as of the date of this Agreement, which obligations were disclosed in writing to Fletcher before the date of the Main Agreement, unless in each such case all dividends to which the Holders of the Series B Preferred Stock shall have been entitled to receive for all previous Dividend Periods shall have been paid.

         4. Liquidation Preference. In the event of any Liquidation, after payment or provision for payment by the Company of the debts and other liabilities of the Company and the liquidation preference of any Senior Securities that rank senior to the Series B Preferred Stock with respect to distributions upon Liquidation, each Holder shall be entitled to receive an amount in cash for each share of the then outstanding Series B Preferred Stock held by such Holder equal to the Stated Value per share plus an amount equal to all accrued but unpaid dividends thereon, whether or not earnings are available in respect of such dividends or such dividends have been declared, to and including the date full payment is tendered to the Holders with respect to such Liquidation and no more (such amount being referred to herein as the "Liquidation Preference") before any distribution shall be made to the holders of any Junior Securities (and any Senior Securities or Parity Securities that, with respect to distributions upon Liquidation, rank junior to the Series B Preferred Stock) upon the Liquidation of the Company. In case the assets of the Company available for payment to the Holders are insufficient to pay the full Liquidation Preference on all outstanding shares of the Series B Preferred Stock and all outstanding shares of Parity Securities and Senior Securities that, with respect to distributions upon Liquidation, are pari passu with the Series B Preferred Stock in the amounts to which the holders of such shares are entitled, then the entire assets of the Company available for payment to the Holders and to the holders of such Parity Securities and Senior


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Securities shall be distributed ratably among the Holders of the Series B
Preferred Stock and the holders of such Parity Securities and Senior Securities, based upon the aggregate amount due on such shares upon Liquidation. Written notice of any Liquidation of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall be given by facsimile and overnight delivery not less than ten days prior to the payment date stated therein, to the Holders of record of the Series B Preferred Stock, if any, at their respective addresses as the same shall appear on the books of the Company.

         5. Voting Rights. The Holders shall have the following voting rights with respect to the Series B Preferred Stock:

                  (A) Each share of Series B Preferred Stock shall entitle the holder thereof to the voting rights specified in Sections 5(B), 5(C), 5(D) and 5(E) and no other voting rights except as required by law.

                  (B) Whenever, at any time or times, dividends payable on the Series B Preferred Stock shall be in arrears in an aggregate amount greater than (2) quarterly dividends, there shall be vested in the Holders, voting as a separate class and with one vote for each share, the right, at their option, to elect and appoint to the Board of Directors of the Company, and the Company shall otherwise take appropriate action as necessary to permit the inclusion on the Board of Directors of, a number of persons (not to be less than a minimum of one designee) designated by the Holders such that, following such election, such designees represent a percentage of the total members of the Board of Directors (assuming no vacancies) that most nearly approximates (regardless of any limits imposed by the 65 Day Notice and Issuance Blockage restrictions) the proportion that (i) the sum of (A) the total number of then outstanding shares of Series B Preferred Stock (calculated on an as-if- converted to Common Stock basis as of the date such election is held as if such date were the Conversion Date) plus
         (B) the total number of then outstanding shares of Common Stock held by such Holders plus (C)the total number of shares of Common Stock underlying the unexercised portion of the Warrant (on an as-if-exercised basis as of the date such election is held as if such date were the Exercise Date), bears to (ii) the total outstanding shares of the voting capital stock of the Company (including outstanding shares of Series B Preferred Stock and unexercised rights under the Warrant, calculated on an as-if-converted to Common Stock basis). Such right of the Holders to vote for the election of a director or directors may be exercised, at their option, at any annual meeting or at any special meeting called for such purpose, or at any adjournment thereof, until all arrearages in dividends on the outstanding shares of Series B Preferred Stock shall have been paid in full, and when so paid, then all rights of the Holders under this
         Section 5(B) shall cease until the next such arrearage, if any. So long as such right to vote continues, upon written request of the Holders of ten percent (10%) or more of the outstanding Series B Preferred Stock addressed to the Company at the address set forth in the Main Agreement, the Secretary of the Company shall call a special meeting of the Holders for the election of such director or directors as provided herein.

                  (C) Such meeting shall be held within twenty (20) days after delivery of such request to such Secretary, at the place and upon the notice provided by law and in the Bylaws


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         of the Company for the holding of meetings of its stockholders. If such notice of meeting is not given within ten (10) days of the request described in the prior sentence, the Holders of Series B Preferred
         Stock requesting such meeting may also call such meeting or may act by written consent and for such purposes shall have access to the stock books and records of the Company. At any meeting so called or at any other meeting held while the Holders of shares of Series B Preferred Stock shall have the voting power provided in Section 5(B), the Holders of a majority of the shares of Series B Preferred Stock present in person or by proxy or voting by written consent, shall be sufficient to constitute a quorum of the Holders for the election of directors as herein provided. If at any such meeting or any adjournment thereof the Holders of at least a majority of the then outstanding shares of Series B Preferred Stock then entitled to vote in such election shall be present or represented by proxy or acting by written consent, then, by vote (or action by written consent) of the Holders of at least the majority of all such shares of Series B Preferred Stock present or represented in such meeting, the then authorized number of directors of the Company shall be increased by the number necessary to allow all directors elected by the Holders to be seated (less any vacancies then existing on the Board) and the Holders of such shares of Series B Preferred Stock shall be entitled to elect such additional director or directors (or fill such vacancy or vacancies).

                  (D) The director or directors so elected shall serve until the next annual meeting of the Company's stockholders for the election of directors or until his or her successor(s) shall be elected and shall qualify; provided, however, that whenever all arrearages in dividends on all outstanding shares of Series B Preferred Stock shall have been paid, the term of office of the person(s) so elected as director(s) shall forthwith terminate, and, if the size of the Board shall have been increased as provided herein, the number of the whole Board shall be reduced accordingly. If any director so elected by the Holders shall cease to serve as director before his or her term shall expire, the Holders, at a special meeting of such Holders called as provided above, may elect a successor to hold office for the unexpired term of such director.

                  (E) The consent of the Holders of at least a Majority of the Series B Preferred Stock, voting separately as a single class with one vote per share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders called for the purpose, shall be necessary to:

                           (i) amend, alter or repeal, by way of merger or
                  otherwise, any of the provisions of the Certificate, including the Certificate of Rights and Preferences, or Bylaws of the Company so as to:

                                    (A) change any of the rights, preferences or
                           privileges of Holders. Without limiting the generality of the preceding sentence, such change includes any action that would:

                                             (1) Reduce the dividend rates on
                                    the Series B Preferred Stock, or make such dividends non-cumulative, or defer the date from


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                                    which dividends will accrue, or cancel
                                    accrued and unpaid dividends, or change the relative seniority rights of the holders of Series B Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company;

                                             (2) Reduce the amount payable to
                                    the holders of the Series B Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of the Series B Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Company;

                                             (3) Make the Series B Preferred
                                    Stock redeemable at the option of the
                                    Corporation; or

                                             (4) Change the authorized number of
                                    directors of the Company at any time when the Holders of shares of Series B Preferred Stock have the voting power provided in
                                    Section 5(B).

                                    (B) authorize, create or issue any shares of
                           Parity Securities or Senior Securities (or amend the provisions of any existing class of Capital Stock to make such class of Capital Stock a class of Parity Securities or Senior Securities); or


                           (ii) Permit any Subsidiary of the Company to issue or
                  sell, or obligate itself to issue or sell, except to the Company or any wholly owned Subsidiary, any security of such Subsidiary or all or substantially all of the assets of any Subsidiary; or

                           (iii) Increase or decrease (other than by redemption
                  or conversion) the total number of authorized shares of Preferred Stock or amend any provisions of any Capital Stock so as to make such Capital Stock redeemable by the Company.

         6. Conversion.

                  (A) Procedure for Conversion

                           (i) Shares of Series B Preferred Stock are
                  convertible into Common Stock at the Conversion Rate per share at the option of the Holders thereof at any time. Conversion of shares of Series B Preferred Stock may be effected by delivering a duly executed written Conversion Notice, in form and substance as attached to the Main Agreement, by facsimile, mail or overnight courier delivery, to the Company's address set forth in Section 19 of the Main Agreement. The closing of such exercise shall take place (a) on the third Trading Day following and


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                  excluding the date the Conversion Notice is delivered, (b)
                  such later date as the conditions set forth in Section 6(A)(ii) have been waived or satisfied or (c) any other date upon which the exercising Holder and the Issuer mutually agree (the "Conversion Closing Date").

                           (ii) It shall be a condition of the converting
                  Holder's obligation to close that each of the following are satisfied, unless waived by such Holder:

                                    (A) (1) the representations and warranties
                           made by the Company in the Main Agreement shall be true and correct as of the Conversion Closing Date, except as otherwise disclosed prior to the date of the Conversion Notice to the registered Holders of the Series B Preferred Stock either in writing directed to them or in a periodic or current report filed with the SEC; (2) the Company shall have complied fully with all of the covenants and agreements in the Main Agreement; (3) all shares to be issued upon such conversion are duly listed and admitted to trading on the principal securities exchange, if any, on which the Company's Common Stock is listed; and such Holder shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company dated such date and to the effect of clauses (1), (2) and (3).

                                    (B) On the Conversion Closing Date, the
                           Company shall have delivered to the Holder an opinion of Ervin, Cohen & Jessup LLP (or such other counsel reasonably satisfactory to such Holder) reasonably satisfactory to such Holder, dated the date of delivery, confirming in substance the matters covered in paragraphs (a), (b), (c), (d), (e) and (f) of
                           Section 3 of the Main Agreement, subject to any changes required to reflect the exceptions referred to in clause (ii)(A)(1) above.

                  The Company shall use commercially reasonable efforts to cause each of the foregoing conditions to be satisfied at the earliest possible date. If such conditions are not satisfied or waived prior to the third Trading Day following the date the Conversion Notice is delivered, then the Holder may, at its sole option, and at any time, withdraw the Conversion Notice by written notice to the Company regardless of whether such conditions have been satisfied or waived as of the withdrawal date and, after such withdrawal, shall have no further obligations with respect to such Conversion Notice and may submit a Conversion Notice with respect to the shares referenced in the original Conversion Notice at any time. Withdrawal of such Conversion Notice shall be the exercising Holder's sole remedy for the Issuer's failure to cause such conditions to be satisfied, except to the extent that such failure constitutes a breach of the provisions of the Main Agreement.

                           (iii) Each Conversion of Series B Preferred Stock
                  shall be deemed to have been effected immediately prior to the close of business on the Trading Day on which the Conversion Notice is delivered as provided in Section 6(A)(i), and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock (or Other Securities) shall be issuable upon such conversion as provided in Section 6(A)(iv) shall be deemed to have become the holder or holders of record thereof. The foregoing notwithstanding, such conversion shall not be deemed effective if and as of the date that the Holder delivers written notice of withdrawal to the Company as set forth in Section 6(A)(ii) above.

                           (iv) On the Conversion Closing Date, the Holder shall
                  surrender the certificate representing the shares of Series B Preferred Stock to be converted to the Company at the address set forth for notices to the Company in Section 19 of the Main Agreement, and such Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) to which such Holder is entitled upon such conversion.

                           (v) On the Conversion Closing Date, the Company at
                  its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder whose Series B Preferred Stock is being converted via book-entry transfer (if available to the Company), or if such Holder shall direct, at such address specified by the Holder via reputable overnight courier, one or more certificates for the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) to which such Holder shall be entitled upon such conversion, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount equal to the same fraction of the Market Price per share on the Trading Day immediately preceding the date of such conversion, and, in case such conversion is for only part of the shares represented by the certificate surrendered, at such address specified by the Holder via reputable overnight courier, a new Preferred Stock certificate of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Series B Preferred Stock which have not been converted into Common Stock upon such conversion.

                  (B) The Company shall at all times reserve for issuance such number of its shares of Common Stock as shall be required under the Main Agreement.

                  (C) The Company will procure, at its sole expense, the listing of the Common Stock issuable upon conversion of the Series B Preferred Stock and shares issuable as dividends hereunder, subject to issuance or notice of issuance, on all stock exchanges on which the Common Stock is then listed, no later than the date on which such Series B Preferred Stock is issued to the Holder and thereafter shall use its best efforts to prevent delisting of such shares. The Company will pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of the Series B Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involving the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the reasonable satisfaction of the Company, that such tax has been paid.

                  (D) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series B Preferred Stock. If any such conversion would otherwise require the issuance of a fractional share of Common Stock, an amount equal to such fraction multiplied by the current Market Price per share of Common Stock on the date of conversion shall be paid to the Holder in cash by the Company. If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.

                  (E) Business Combinations.

                           (i) In case the Company after the date hereof (a) is
                  party to any acquisition of the Company by means of merger or other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the Acquiring Person or its Parent, Subsidiary or affiliate, (b) a sale of all or substantially all of the assets of the Company (on a consolidated basis) in a single transaction or series of related transactions, (c) any other transaction or series of related transactions by the Company in which the power to cast the majority of the eligible votes at a meeting of the Company's stockholders at which directors are elected is transferred to a single entity or group acting in concert, or
                  (d) shall effect a capital reorganization or reclassification of the Common Stock or Other Securities (other than a reorganization or reclassification in which the Common Stock or Other Securities are not converted into or exchanged for cash or other property, and, immediately after consummation of such transaction, the stockholders of the Company immediately prior to such transaction own the Common Stock, Other Securities or other voting stock of the Company in substantially the same proportions relative to each other as such stockholders owned immediately prior to such transaction), then, and in the case of each such transaction (each of which is referred to herein as "Business Combination"), proper provision shall be made so that, upon the basis and the terms and in the manner provided herein, the Holder of each unconverted share of Series B Preferred Stock, upon conversion hereof at any time after the consummation of such Business Combination, shall be entitled to receive upon such conversion, in lieu of the Common Stock or Other Securities issuable upon such conversion prior to such consummation, either of the following, as shall be elected, in whole or in part, from time to time, by such Holder:

                                    (A) the stock and other securities, cash and
                           property to which such Holder would have been entitled upon such consummation if such Holder had converted such Series B Preferred Stock immediately prior thereto;

                                    (B) the number of shares of common stock of
                           the Acquiring Person or its Parent, at the election of the Holder, determined by dividing (A) the amount equal to the product obtained by multiplying (1) the number of shares of the Company's Common Stock (or Other Securities) to which such Holder would have been entitled had such holder converted such Series B Preferred Stock immediately prior to such consummation, times (2) the greater of the Acquisition Price and the Conversion Price in effect on the Trading Day immediately preceding the date of such consummation, by (B) the Market Price per share of the common stock of the Acquiring Person or its Parent, as the case may be, on the Trading Day immediately preceding the date of such consummation; or

                                    (C) the number of shares of common stock of
                           the Acquiring Person or its Parent, at the election of the Holder, determined by dividing (A) the Stated Value of the converted share by (B) the lesser of (1) the average of the daily Market Prices of the common stock of the Acquiring Person or its Parent, as the case may be, for the period of forty Trading Days ending and excluding five Trading Days before and excluding that date, but no greater than the lowest of the following: (a) the average of the daily Market Prices of the common stock of the Acquiring Person or its Parent, as the case may be, for the first three Trading Days of that forty day period; and (b) the average of the daily Market Prices of the common stock of the Acquiring Person or its Parent, as the case may be, for the last three Trading Days of that forty day period, and (2) the quotient of (a) the product of (i) $10.075 (but if before such consummation the Company shall combine, subdivide or reclassify its Common Stock , or shall declare any dividend payable in shares of Common Stock, or shall take any other action of a similar nature affecting such shares, this amount shall be adjusted to the extent appropriate to reflect such event or events) and (ii) the Market Price per share of the common stock of the Acquiring Person or its Parent, as the case may be, on the Trading Day immediately preceding the date of such consummation divided by (b) the Market Price per share of the Company's Common Stock on the Trading Day immediately preceding the date of such consummation. The foregoing notwithstanding, if the Acquiring Person or its Parent, as the case may be, shall combine, subdivide or reclassify its Common Stock, or shall declare any dividend payable in shares of its Common Stock, or shall take any other action of a similar nature affecting such shares, the conversion price in this clause (C) shall be adjusted to the extent appropriate to reflect such event, including appropriate adjustments to account for any such event that occurs during any of the measurement periods set forth in the previous sentence.

                                    (D) cash in an amount equal to 133% of the
                           Stated Value of such share of Series B Preferred Stock, provided, however, that the Company shall not under any circumstances be obligated to pay cash to any Holder, the Company's obligation being limited to the obligation to require any Acquiring Person to agree to pay such cash in circumstances where a cash payment would be required.
 .
                           (ii) Notwithstanding anything contained herein or in
                  the Main Agreement to the contrary, the Company will not effect any Business Combination unless the requirements of
                  Section 10 of the Main Agreement have been met and unless, prior to the consummation thereof, each Person (other than the Company) which may be required to deliver any stock, securities, cash or property upon conversion of Series B Preferred Stock as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the Holders of a Majority of the Series B Preferred Stock, (A) the obligations of the Company under this Certificate of Rights and Preferences (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under this Certificate of Rights and Preferences) and (B) the obligation to deliver to the Holders of Series B Preferred Stock such shares of stock, securities, cash or property as, in accordance with the foregoing provisions of this Section 6(E), such Holders may be entitled to receive, and such Person shall have similarly delivered to such Holders an opinion of counsel for such Person, which counsel shall be reasonably satisfactory to Holders of a Majority of the Series B Preferred Stock, stating that the rights of such Holders under this Certificate of Rights and Preferences shall thereafter continue in full force and effect and the terms hereof, including, without limitation, all of the provisions of this Section 6(E) shall be applicable to the stock, securities, cash or property which such Person may be required to deliver upon any conversion of Preferred Stock or exercise of any rights pursuant hereto.

         7. Status of Converted Shares; Limitations on Series B Preferred Stock. The Company shall return to the status of unauthorized and undesignated shares of Preferred Stock each share of Series B Preferred Stock which shall be converted or for any other reason acquired by the Company, and such shares thereafter may have such characteristics and designations as the Board may determine (subject to Section 5), provided, however, no share of Series B Preferred Stock which shall be converted or otherwise acquired by the Company shall thereafter be reissued, sold or transferred by the Company as Series B Preferred Stock. The Company will not issue any further shares of Series B Preferred Stock. The Company shall have no right to redeem the shares of Series B Preferred Stock without the consent of a Majority of the Holders.

         IN WITNESS WHEREOF, this Certificate of Rights and Preferences has been signed on behalf of the Company by its President and attested to by its Secretary, all as of the 30th day of May, 2000.


                                        NEWPARK RESOURCES, INC.


                                        By: /s/ Matthew W. Hardey
                                            ------------------------------------
                                            Matthew W. Hardey, Vice President

ATTEST:


By: /s/ Edah Keating
    ---------------------------------
    Edah Keating, Secretary